Exhibit 5.1
[Letterhead of Employers Holdings, Inc.]
May 28, 2020

Employers Holdings, Inc.
10375 Professional Circle
Reno, Nevada 89521

Ladies and Gentlemen:
I am Executive Vice President, Chief Legal Officer and General Counsel of Employers Holdings, Inc., a Nevada corporation (the “Company”), and, in such capacity, have acted as counsel to the Company in connection with the preparation of a Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (the “Amendment”) under the Securities Act of 1933, as amended (the “Securities Act”), to be filed on the date hereof by the Company with the United States Securities and Exchange Commission (the “Commission”) with respect to certain shares (the “Shares”) of common stock, par value $0.01 per share (the “Common Stock”), of the Company that may be issued under the Employers Holdings, Inc. Amended and Restated Equity and Incentive Plan effective April 1, 2020 (the “Amended Equity Plan”). The Shares were originally registered upon the filing of the Registration Statement on Form S-8 (File No. 333-168563) filed with the Commission on August 5, 2010 (the “Prior Registration Statement”) for issuance under the Employers Holdings, Inc. Amended and Restated Equity and Incentive Plan effective April 7, 2010 (as amended and restated May 21, 2015, the “2010 Equity Plan”) and are now available for issuance under the Amended Equity Plan.
I have examined originals or copies, certified or otherwise identified to my satisfaction, of the Amended Equity Plan, the 2010 Equity Plan, the Prior Registration Statement, and such other documents, corporate records, certificates of public officials and other instruments as I have deemed necessary or advisable for the purpose of rendering this opinion.
In my examination, I have assumed: (i) the authenticity of original documents and the genuineness of all signatures; (ii) the conformity to the originals of all documents submitted to me as copies; (iii) the truth, accuracy and completeness of the information, representations and warranties contained in the instruments, documents, certificates and records I have reviewed; and (iv) the legal capacity of all natural persons. In making my examination of documents executed or to be executed, I have assumed that the parties thereto, other than the Company, have been duly organized and are and will continue to be validly existing and in good standing, and have or will have the requisite legal status and legal capacity under the laws of their respective jurisdictions of incorporation or organization and had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties.
In connection with the opinions expressed below, I have assumed that, at or prior to the time of the delivery of any Shares, that (i) the Board of Directors of the Company (or a duly authorized committee thereof) (the “Board”) shall have duly authorized the issuance and delivery of such Shares as provided in and in accordance with the Amended Equity Plan and such authorization shall not have been modified or rescinded; (ii) the Prior Registration Statement, the Amendment, and any amendments thereto (including post-effective amendments), are or will have become effective under the Securities Act; (iii) the Shares will be issued and delivered in compliance with applicable U.S. federal and state securities laws and in the manner stated in the Amendment and the Prior Registration Statement; and (iv) there shall not have occurred any change in law affecting the validity or enforceability of such Shares. I have also assumed that the issuance and delivery of such Shares or the compliance by the Company with the terms of the Amended Equity Plan and such Shares will not (i) violate any applicable law or public policy or (ii) result in a violation of (A) any provision of any instrument or agreement then binding upon the Company or (B) any restriction imposed by any court or governmental body having jurisdiction over the Company.
Based upon the foregoing, I am of the opinion that when issued by the Company pursuant to the provisions of the Amended Equity Plan following any necessary corporate action on the part of the Board with respect to a particular award as provided in and in accordance with the Amended Equity Plan, the Shares issuable pursuant to such award will have been duly authorized by all necessary corporate action on the part of the Company; and upon issuance and delivery of such Shares from time to time pursuant to the terms of such award for the consideration established pursuant to the terms of the Amended Equity Plan and otherwise in accordance with the terms and conditions of such award, including, if applicable, the lapse of any restrictions relating thereto, the satisfaction of any performance conditions associated therewith and any requisite determinations by or pursuant to the authority of the Board as provided therein, and, in the case of stock options, the exercise thereof and payment for the Shares as provided therein, the Shares will be validly issued, fully paid and non-assessable.
The opinions set forth herein are limited to laws of the State of Nevada that are normally applicable to the shares of Common Stock covered by the Registration Statement and, to the extent that judicial or regulatory orders or decrees or consents, approvals, licenses, authorizations, validations, filings, recordings or registrations with governmental authorities are relevant, to those required under such laws (all of the foregoing being referred to as “Opined on Law”). I do not express any opinion with respect to the law of any jurisdiction other than Opined on Law or as to the effect of the law of any jurisdiction other than the Opined on Law on the opinions stated herein.
I hereby consent to the filing of this opinion as an exhibit to the Amendment referred to above. In giving this consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act.
This opinion is rendered solely to you in connection with the above matter. This opinion may not be relied upon by you for any other purpose or relied upon by or furnished to any other person without my prior written consent.

Very truly yours,
EMPLOYERS HOLDINGS, INC.

/s/ Lori A. Brown
Lori A. Brown
Executive Vice President, Chief Legal Officer and General Counsel

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